Exhibit 99.1

Avigen Reports Third Quarter 2008 Financial Results

ALAMEDA, CA, October 28, 2008 – Avigen, Inc. (Nasdaq: AVGN) a biopharmaceutical company innovating therapeutics for neurological care, today reported financial results for its third quarter ended September 30, 2008. At September 30, 2008, Avigen had approximately $56 million in financial assets, including cash, cash equivalents, and available-for-sale securities and restricted investments, compared with approximately $78 million at December 31, 2007. More complete financial results are detailed in the financial tables below.

“Last week, we reported that the top-line data from our AV650 trial for the treatment of spasticity in patients with multiple sclerosis did not meet its primary endpoint,” stated Kenneth Chahine, Ph.D., J.D., Avigen’s President and Chief Executive Officer. “We are very disappointed in the result, but have a high degree of confidence in the trial design and quality of the data. While we still have a significant amount of data to review, we will discontinue all AV650-related activities and re-focus our efforts on the clinical development of our AV411 program.

“AV411 is a novel glial activation inhibitor with promise in a number of indications including, as a non-opiate treatment for opioid dependence and withdrawal, as well as neuropathic pain. We recently initiated an exploratory study of AV411 for the treatment of opioid withdrawal symptoms, which is largely funded by the National Institute on Drug Abuse, and will be run jointly at the New York State Psychiatric Institute and Columbia University. We also intend to initiate a definitive Phase 2b study to assess the potential of AV411 in neuropathic pain in early 2009.”

AVIGEN HIGHLIGHTS

  Announced AV650 did not meet the primary endpoint in the Phase 2b clinical trial for spasticity in patients with multiple sclerosis (as reported October 21, 2008)

  Initiated AV411 opioid withdrawal trial in partnership with NIDA, Columbia University and the New York State Psychiatric Institute (as reported October 15, 2008)

  Hosted Research Day whereby management and key opinion leaders reviewed the Company’s product pipeline and development strategy (webcast archived at www.avigen.com)

Financial Results

Avigen reported a net loss of $9.4 million, or $0.32 per share, for the quarter ended September 30, 2008, compared to a net loss of $6.8 million, or $0.23 per share, for the quarter ended September 30, 2007. For the nine months ended September 30, 2008 and 2007, Avigen reported a net loss of $24.2 million, or $0.81 per share, and $18.4 million, or $0.67 per share, respectively.

Avigen maintains a portfolio of marketable securities with very conservative investment objectives that focus on preservation of principal, liquidity, and maximum total return. As of September 30, 2008, this portfolio primarily included federal agency obligations, high-quality, short-term asset-backed securities, money market-eligible securities, and approximately twelve percent in corporate debt securities. Avigen does not invest in auction rate securities. As of September 30, 2008, the portfolio carried an unrealized loss of approximately $112,000, or less than one-half of one percent.

Third Quarter Results

Research and development expenses for the quarters ended September 30, 2008 and 2007 were $5.7 million and $6.0 million, respectively. Research and development expenses in the third quarter of 2008 included approximately $2.8 million in external costs associated with our clinical trials, primarily related to the two Phase 2 trials for AV650, and $1.1 million in external costs for ongoing preclinical activities across all our programs.

General and administrative expenses for the quarters ended September 30, 2008 and 2007 were $1.8 million and $2.0 million, respectively, and were in line with management’s focus on controlling overhead costs and directing more resources toward research and development activities.

In-license fees during the quarter ended September 30, 2008 represented $2.5 million paid under the terms of an expanded development agreement between Avigen and Sanochemia Pharmazeutika AG in connection with the completion of a development-based milestone for the development of a proprietary, purer form of AV650.

Net interest income and other expenses were $526,000 and $961,000 for the three-month periods ended September 30, 2008 and 2007, respectively. This decrease primarily reflects the decrease in outstanding interest-bearing cash and securities balances and the general decline in market interest rates that have led to a lower average yield earned on the portfolio in the 2008 period.

Nine-Month Results

Research and development expenses for the nine months ended September 30, 2008 and 2007 were $17.8 million and $15.1 million, respectively. During the first nine months of 2008, research and development expenses included approximately $8.1 million in external costs associated with our clinical trials and approximately $3.4 million in external costs associated with ongoing preclinical activities.

General and administrative expenses for both nine-month periods ended September 30, 2008 and 2007 were $6.4 million.

In-license fees for the nine months ended September 30, 2008 were $2.5 million. There were no in-license fees for the same period in 2007.

Net interest income and other expenses for the nine months ended September 30, 2008 and 2007 were $2.0 million and $2.6 million, respectively.

Avigen’s operating expenses for the nine months ended September 30, 2008 are in line with management’s expectations. Subsequent to the end of the third quarter, in connection with the negative results reported for the AV650 Phase 2b clinical trial for spasticity, management announced it will discontinue all AV650-related activities, which will significantly decrease the company’s quarterly cash burn from its current level. Management expects to end 2008 with approximately $50 million in financial assets, and believes these resources will be able to fund its future operating expenses for approximately two years, as the company shifts its development efforts toward its AV411 program and other in-licensing opportunities.

About Avigen

Avigen is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics to treat serious neurological disorders, including neuropathic pain and opioid addiction and withdrawal. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. Avigen is currently developing AV411, a novel glial attenuator, with potential utility for neuropathic pain, as well as opioid withdrawal and addiction. Additionally, the company is advancing AV513, a novel therapy for the treatment of multiple bleeding disorders, including hemophilia A and B, toward clinical trials. For more information about Avigen, consult the company’s website at www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to Avigen’s expectations regarding the timely and reliable completion of its clinical trials, its expectations regarding discontinuing all AV650-related activities, its expectations regarding shifting the company’s focus to the clinical development of its AV411 program, including the initiation of a definitive Phase 2b study for neuropathic pain in early 2009, its expectations regarding the decrease in its future quarterly cash burn levels and how long its financial resources will last, and its goal of becoming a fully integrated commercial biopharmaceutical company remaining committed to its neurology products are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no progress towards clinical trials or marketable product resulting from the effort; the risk that Avigen will not be able to obtain regulatory approvals for its drug products, which is required prior to marketing drug products; and the risk that early positive preclinical and clinical results will not guarantee that the potential products will ultimately be effective in treating the indications for which they are developed, or exhibit the unique properties they appear to possess. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Quarterly Report on Form 10-Q for the period ended June 30, 2008, under the caption "Risks Related to Our Business" in Item 2 of Part I of that report, which was filed with the SEC on August 11, 2008.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: ir@avigen.com

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares
and per share information)	Three months ended		Nine months ended
(unaudited)	September 30	September 30	September 30	September 30
	2008	2007	2008	2007
Revenue	$-	$-	$-	$-
Operating expenses
Research and development	5,678	5,952	17,841	15,149
General and administrative	1,848	2,041	6,398	6,377
Impairment loss related to long-lived assets	-	-	(274)	-
In-license fees	2,500	-	2,500	-
Total operating expenses	10,026	7,993	26,465	21,526

Loss from operations	(10,026)	(7,993)	(26,465)	(21,526)
Sublease income	97	192	271	523
Net interest income and other expense	526	961	2,039	2,570
Net loss	$(9,403)	$(6,840)	$(24,155)	$(18,433)

Basic and diluted net loss per common share	$(0.32)	$(0.23)	$(0.81)	$(0.67)

Shares used in basic and diluted net loss
per common share calculation	29,769,115	29,620,566	29,764,487	27,397,710

CONDENSED BALANCE SHEETS	September 30	December 31,
	2008	2007
(In thousands)	(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities	$47,374	$68,686
Restricted investments - current	36	428
Accrued interest and other current assets	915	1,495
Total current assets	48,325	70,609

Restricted investments	9,000	9,000
Property and equipment, net	528	1,263
Deposits and other assets	253	197

Total assets	$58,106	$81,069

Current liabilities	3,268	3,441

Long-term obligations	7,656	7,796
Stockholders' equity	47,182	69,832

Total liabilities and stockholders' equity	$58,106	$81,069

(1)	Derived from audited financial statements.